[ADP logo]

                        AUTOMATIC DATA PROCESSING, INC.

                One ADP Boulevard o Roseland, New Jersey 07068

                           ----------------------

                NOTICE OF 2001 ANNUAL MEETING OF STOCKHOLDERS

                           ----------------------

To the Stockholders:

     PLEASE TAKE NOTICE that the 2001 Annual Meeting of Stockholders of AUTOMATIC DATA PROCESSING, INC. (the "Company") will be held at 10:00 a.m., Tuesday, November 13, 2001 at the Company's corporate headquarters, ONE ADP BOULEVARD, ROSELAND, NEW JERSEY, for the following purposes:

     1.  To elect a Board of Directors (Proposal 1);

     2. To approve an amendment to the Company's 2000 Key Employees' Stock Option Plan which has been approved by the Board of Directors increasing by 22,000,000 shares the number of shares of Common Stock of the Company that may be acquired upon the exercise of options that may be granted to employees under such plan (Proposal 2);

     3. To approve the Company's 2001 Executive Incentive Compensation Plan (Proposal 3);

     4. To ratify the appointment of Deloitte & Touche LLP to serve as the Company's independent certified public accountants for the fiscal year which began on July 1, 2001 (Proposal 4); and

     5. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Only the holders of Common Stock of record at the close of business on September 14, 2001 (the "Record Date") are entitled to vote at the meeting. Each stockholder is entitled to one vote for each share of Common Stock held on the Record Date.

                                       By order of the Board of Directors


                                                JAMES B. BENSON
                                                   Secretary

September 24, 2001
Roseland, New Jersey



     The presence in person and/or the representation by proxy of the holders of a majority of the issued and outstanding shares of stock entitled to vote is necessary and sufficient to constitute a quorum. Accordingly, if you do not expect to be present at the meeting, you may vote your shares of stock by phone, the Internet or by executing the accompanying proxy and returning it promptly in the enclosed envelope, which requires no postage if mailed in the United States.

[ADP logo]

                                 PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS OF

                         AUTOMATIC DATA PROCESSING, INC.
                    One ADP Boulevard o Roseland, New Jersey 07068

                         TO BE HELD ON NOVEMBER 13, 2001

                       SOLICITATION AND REVOCATION OF PROXY

     The accompanying proxy is being solicited by the Board of Directors of the Company for use at the forthcoming Annual Meeting of Stockholders. Each stockholder giving such a proxy has the power to revoke the same at any time before it is voted by so notifying the Secretary of the Company in writing. All expenses in connection with the solicitation will be borne by the Company. This Proxy Statement and the accompanying proxy are being mailed to stockholders on or about September 24, 2001.

     The Company has one class of securities outstanding and entitled to vote at the Annual Meeting of Stockholders, its Common Stock, par value $.10 per share. At the close of business on September 14, 2001, the record date for determining stockholders entitled to notice of and to vote at the meeting, the Company had issued and outstanding 624,070,462 shares of Common Stock (excluding 14,630,123 treasury shares not entitled to vote). Each outstanding share of Common Stock is entitled to one vote with respect to each matter to be voted on at the meeting.

     The representation in person or by proxy of a majority of the shares entitled to vote shall constitute a quorum at the Annual Meeting of Stockholders. Directors are elected by a plurality of the affirmative votes cast. The affirmative vote of the holders of a majority of the outstanding shares present in person or by proxy and entitled to vote thereon is required to
(i) approve the amendment to the Company's 2000 Key Employees' Stock Option Plan to increase by 22,000,000 the number of shares of Common Stock of the Company available for option grants to employees, (ii) approve the Company's 2001 Executive Incentive Compensation Plan, and (iii) ratify the appointment of Deloitte & Touche LLP as the Company's independent certified public accountants. Under the Company's Amended and Restated Certificate of Incorporation and By-Laws and under Delaware law, abstentions and "non-votes" are counted as present in determining whether the quorum requirement is satisfied. With regard to the election of directors, votes may be cast in favor or withheld. Votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on any proposal (other than the election of directors) and will have the effect of a negative vote. Under applicable Delaware law, a non-vote will have no effect on the outcome of any of the matters referred to in this Proxy Statement. A non-vote occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

     The Company's Board of Directors has adopted a policy whereby stockholders' proxies are received by the Company's independent tabulators and the vote is certified by independent inspectors of election. Proxies and ballots that identify the vote of individual stockholders will be kept confidential from the Company's management and directors, except as necessary to meet legal requirements, in cases where stockholders request disclosure, or in a contested election.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

     Properly executed proxies will be voted as marked, and if not marked, will be voted in favor of the election of the persons named below (each of whom is now a director) as directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified. If any nominee does not remain a candidate at the time of the meeting (a situation which management does not anticipate), proxies solicited hereunder will be voted in favor of those nominees who do remain as candidates and may be voted for substitute nominees designated by the Board of Directors.


                                        Served as a
                                         Director
                                       Continuously
          Name                Age          Since                                  Principal Occupation
         ------              -----     -------------   ----------------------------------------------------------------------------

Gregory D. Brenneman          39          2001         Chairman and Chief Executive Officer, TurnWorks, Inc., a private equity firm
                                                       (1)

Gary C. Butler                54          1996         President and Chief Operating Officer of the Company (2)

Joseph A. Califano, Jr.       70          1982         Chairman of the Board and President, The National Center on Addiction and
                                                       Substance Abuse at Columbia University (3)

Leon G. Cooperman             58          1991         Chairman and Chief Executive Officer, Omega Advisors, Inc., an investment partnership (4)

George H. Heilmeier           65          1995         Chairman Emeritus of Telcordia Technologies (formerly Bellcore), a research and engineering consortium (5)

Ann Dibble Jordan             66          1993         Consultant (6)

Harvey M. Krueger             72          1967         Vice Chairman of Lehman Brothers, investment bankers (7)

Frederic V. Malek             64          1978         Chairman, Thayer Capital Partners, a merchant banking firm (8)

Henry Taub                    74          1961         Honorary Chairman of the Board of the Company, Chairman of the Executive
                                                       Committee of the Board of the Company (9)

Laurence A. Tisch             78          1972         Co-Chairman of Loews Corporation, a company engaged in the consumer products, hotel and insurance businesses (10)

Arthur F. Weinbach            58          1989         Chairman of the Board and Chief Executive Officer of the Company (11)

Josh S. Weston                72          1977         Honorary Chairman of the Board of the Company (12)


-------------

(1) Mr. Brenneman has been Chairman and Chief Executive Officer of TurnWorks, Inc. since May 2001. Mr. Brenneman was the President and Chief Operating Officer of Continental Airlines, Inc. from November 1994 to May 2001. Mr. Brenneman also serves on the Board of Directors of The Home Depot, Inc. and J. Crew Group, Inc.

(2) Mr. Butler became President and Chief Operating Officer of the Company in April 1998, having served as Group President of the Employer Services Group of the Company since January 1995. He is also a director of Convergys Corp. and Liberty Mutual Group.

(3) Mr. Califano has been Chairman of the Board and President of The National Center on Addiction and Substance Abuse at Columbia University since 1992. He is also a director of HealthPlan Services Corporation, Kmart Corporation, True North Communications Inc. and The Warnaco Group, Inc.

(4) Mr. Cooperman has been Chairman and Chief Executive Officer of Omega Advisors, Inc. since 1991.

(5) Dr. Heilmeier has been Chairman Emeritus of Telcordia Technologies (formerly Bellcore) since November 1997. Dr. Heilmeier served as Chairman and Chief Executive Officer of Bellcore from January 1997 to November 1997 and President and Chief Executive Officer from April 1991 to January 1997. Dr. Heilmeier is also a director of Compaq Computer Corporation, The MITRE Corporation, Teletech Holdings Inc., INET, Inc. and TRW Inc.

(6) Ms. Jordan is the former Director, Social Services Department, Chicago Lying-In Hospital, University of Chicago Medical Center, a position she assumed in 1970. She is also a director of Johnson & Johnson Corporation and Citigroup Inc.

(7) Mr. Krueger is Vice Chairman of Lehman Brothers and has been a senior officer of Lehman Brothers and its predecessor companies for more than the past five years. He is also a director of Chaus, Inc., Delta Galil Industries Ltd., R.G. Barry Corporation and GEO Interactive.

(8) Mr. Malek has been Chairman of Thayer Capital Partners since 1992. Mr. Malek is also a director of Aegis Communications Group, Inc., American Management Systems, Inc., CB Commercial Real Estate Group, FPL Group, Inc., Manor Care, Inc., Northwest Airlines Corporation, Global Vacation Group and various Paine Webber mutual funds.

(9) Mr. Taub became Honorary Chairman of the Company's Board of Directors in 1986 and has been Chairman of the Executive Committee since 1983.

(10) Mr. Tisch has been Co-Chairman of the Board of Directors of Loews Corporation since January 1999. From October 1994 to January 1999, he was Co-Chairman of the Board and Co-Chief Executive Officer of Loews Corporation. Mr. Tisch has also been Chief Executive Officer of CNA Financial Corporation since March 1990. He is also a director of Bulova Corporation and CNA Financial Corporation.

(11) Mr. Weinbach became Chairman of the Board and Chief Executive Officer of the Company in April 1998, having served as President and Chief Executive Officer since August 1996 and President and Chief Operating Officer since January 1994. He is also a director of First Data Corporation and Schering Plough Corp.

(12) Mr. Weston became Honorary Chairman of the Company's Board of Directors in April 1998. He served as Chairman of the Board of the Company from August 1996 to April 1998. Prior to August 1996, he served as Chairman of the Board and Chief Executive Officer of the Company for more than five years. He is also a director of Gentiva Health Services, Inc., J. Crew Group, Inc., Russ Berrie & Company, Inc., Aegis Communications, Inc. and Exult, Inc.

Stockholder Approval Required

     Directors shall be elected by a plurality of the affirmative votes cast at the meeting of stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS.

Directors' Meetings, Committees and Fees

     During the last fiscal year five meetings of the Board of Directors were held. All directors attended at least 75%, in the aggregate, of the meetings of the Board of Directors and the committees of which they were members.

     The Company has a standing Audit Committee composed of Messrs. Califano, Cooperman and Krueger, and Ms. Jordan. Mr. Krueger is the Chairman. The principal functions of the Audit Committee are to (i) review recommendations by senior management to the full Board of Directors concerning the selection, retention or discharge of the independent auditors, (ii) review with the independent auditors and the audit department of the Company the scope of audits for each fiscal year and report to the full Board of Directors, (iii) review with the independent auditors and senior management significant proposed changes in accounting policies of the Company, (iv) review with the independent auditors and senior management the Company's annual financial statements and report to the full Board of Directors, (v) review with the independent auditors, senior management and the audit department of the Company the adequacy of the financial and administrative controls, procedures and practices of the Company, and (vi) review the fees of the independent auditors and the scope of management advisory services to be performed by such auditors. The Audit Committee met four times during fiscal 2001.

     The Company has a Compensation Committee composed of Messrs. Heilmeier, Malek and Tisch. Mr. Malek is the Chairman. The purposes of the Compensation Committee are to (i) develop guidelines and review the compensation and performance of officers of the Company and other Company associates, (ii) review and approve criteria for granting bonuses and options to officers of the Company, and (iii) develop plans for managerial succession. The Compensation Committee met three times during fiscal 2001.

     The Company has an Executive Committee composed of Messrs. Cooperman, Heilmeier, Krueger, Malek, Taub, Weinbach and Weston. Mr. Taub is the Chairman. The purpose of the Executive Committee is to act in the absence of the Board of Directors. The Executive Committee met two times during fiscal 2001.

     The Company has a Nominating Committee composed of Messrs. Cooperman, Heilmeier, Krueger and Malek. Dr. Heilmeier is the Chairman. The Nominating Committee acts as a corporate governance/nominating committee to (i) advise the full Board of Directors on corporate governance matters, (ii) develop policies on the size and composition of the Board of Directors, (iii) review candidates for Board of Directors membership, (iv) perform Board of Directors evaluations and (v) recommend a slate of nominees to the Board of Directors. The Nominating Committee will consider recommendations for nominees for directorships submitted by stockholders. Stockholders who wish the Nominating Committee to consider their recommendations for nominees for the position of director should submit their recommendations in writing to the Nominating Committee in care of the Secretary of the Company at the Company's principal executive offices. The Nominating Committee met once during fiscal 2001.

     Non-employee directors are paid an annual retainer of $35,000, plus $1,500 for each Board of Directors meeting attended. In addition, non-employee directors are paid $1,000 for each committee meeting attended, if such committee meeting is held on the same day a Board of Directors meeting is held; otherwise, non-employee directors are paid $1,500 for each committee meeting attended. Further, each non-employee director acting as chairperson of a committee is paid an additional annual retainer of $5,000. Non-employee directors may elect to defer payment of the above amounts. There are no fees paid to employee directors or other fee arrangements provided by the Company.

     The non-employee directors of the Company are entitled to participate in the 1989 Non-Employee Director Stock Option Plan (the "Directors' Plan") pursuant to which options to purchase 12,500 shares of Common Stock will automatically be granted to persons who become non-employee directors. In addition, each non-employee director will be granted an additional option to purchase 12,500 shares on the first business day after each fifth anniversary of the date of the initial grant to each such non-employee director, provided that he or she is then still serving in such capacity. The Directors' Plan was adopted on November 2, 1989 and will remain in effect until terminated by action of the Board of Directors. All options have been and will be granted at the fair market value of the Common Stock, determined on the basis of the closing price of the Common Stock in consolidated trading on the date of grant, as reported in The Wall Street Journal. Twenty percent of the options granted under the Directors' Plan become exercisable on the first anniversary of the date such options are granted, and twenty percent become exercisable on each successive anniversary date thereafter until all such options are exercisable, provided that options become exercisable only if the director is then still serving in such capacity, unless certain specified events occur such as the death, disability or retirement of a director, in which case the options shall immediately vest and become fully exercisable. All options granted under the Directors' Plan have a term of ten years. No options to purchase shares of Common Stock were granted under the Directors' Plan in fiscal 2001.

     Any person who first becomes a non-employee director after August 13, 1997 is not eligible to receive a pension from the Company. A non-employee director (who was a director on August 13, 1997) who retires after 20 years of service in such capacity and having attained the age of 70 will receive a pension of $25,000 per year for the remainder of his or her life. If such non-employee director retires after having attained the age of 65 with 15 years of service, he or she will receive a pension of $12,500 per year.

Security Ownership of Certain Beneficial Owners and Managers

     The following table contains information as of August 31, 2001 with respect to the beneficial ownership of Common Stock by (i) each director and nominee for director of the Company, (ii) each of the executive officers of the Company named in the Summary Compensation Table, and (iii) all directors and executive officers of the Company as a group (including the named individuals). Unless otherwise noted in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the shares of Common Stock shown as beneficially owned. To the knowledge of the management of the Company, no person beneficially owned as of August 31, 2001 more than 5% of the outstanding shares of the Company's Common Stock.


                                                                    Shares of Common Stock
Name                                                                 Beneficially Owned (1)      Percent
------                                                               ----------------------      -------

Gregory D. Brenneman..............................................                  0                *
Gary C. Butler....................................................            584,922                *
Joseph A. Califano, Jr. (2).......................................             23,100                *
Leon G. Cooperman.................................................             50,000                *
Richard J. Daly...................................................            347,550                *
Russell P. Fradin.................................................            367,084                *
Eugene A. Hall....................................................            167,275                *
George H. Heilmeier...............................................             21,900                *
John Hogan........................................................            339,453                *
Ann Dibble Jordan.................................................             29,400                *
Harvey M. Krueger (3).............................................             88,758                *
Frederic V. Malek (4).............................................             29,500                *
Henry Taub (5)....................................................          6,775,054                1.09%
Laurence A. Tisch.................................................              1,000                *
Arthur F. Weinbach (6)............................................          1,203,533                *
Josh S. Weston....................................................            645,732                *
Directors and Executive Officers as a group (25 persons, including
   those Directors and Officers named above) (7)..................         11,596,466                1.87%


----------------
*     Indicates less than one percent.

(1) Includes shares that may be acquired upon the exercise of options granted by the Company that are exercisable on or prior to October 30, 2001. The shares beneficially owned include (i) the following shares subject to such options granted to the Directors indicated: 228,000 (Mr. Butler), 21,500 (Mr. Califano), 46,000 (Mr. Cooperman), 272,000 (Mr. Daly), 210,000 (Mr.
      Fradin), 114,900 (Mr. Hall), 21,500 (Dr. Heilmeier), 315,000 (Mr. Hogan),
      21,500 (Mr. Krueger), 21,500 (Mr. Malek), 680,000 (Mr. Weinbach), 80,000
      (Mr. Weston) and 29,000 (Ms. Jordan) and (ii) 2,734,067 shares subject to such options granted to the Directors and Executive Officers as a group.

(2) In addition, members of Mr. Califano's immediate family were potential beneficiaries of charitable trusts or owned outright an aggregate of 800 shares of Common Stock of the Company.

(3) Includes 35,258 shares, representing the gain resulting from the exercise of an option to purchase 40,000 shares of Common Stock on November 1, 1999. Mr. Krueger has elected to defer receipt of the shares representing such gain.

(4) In addition, members of Mr. Malek's immediate family were potential beneficiaries of charitable trusts or owned outright an aggregate of 3,200 shares of Common Stock of the Company.

(5) In addition, members of Mr. Taub's immediate family were potential beneficiaries of charitable trusts or owned outright an aggregate of 299,358 shares of Common Stock of the Company.

(6) Includes 78,616 shares, representing (i) a gain of 42,877 shares resulting from the exercise of an option to purchase 50,000 shares of Common Stock on August 19, 1999 and (ii) a gain of 35,739 shares resulting from the exercise of an option to purchase 40,000 shares of Common Stock on October 6, 2000. In each case, Mr. Weinbach has elected to defer receipt of the shares representing such gain.

(7) In addition, members of the immediate families of non-director officers of the Company owned 3,388 shares of Common Stock of the Company.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following sections of this Proxy Statement cover the components of the total compensation of the Company's Chief Executive Officer and the five other most highly compensated executive officers of the Company. These sections include: (i) a series of tables covering annual and long-term compensation; (ii) a pension plan table summarizing the annual benefits payable under the Company's defined benefit retirement plans; and (iii) a report by the Compensation Committee of the Board of Directors describing the Company's compensation policies for fiscal 2001 for its executive officers and the rationale upon which its Chief Executive Officer's compensation for fiscal 2001 was based. Also included is a performance graph comparing the Company's total stockholder return to the S&P 500 and a Peer Group Index over a five year period.

Summary Compensation Table

     The following table summarizes the compensation of the Company's Chief Executive Officer and the five other most highly compensated executive officers for services in all capacities to the Company for the three years ended June 30, 2001.



                                                     Annual
                                                Compensation (1)          Long-Term Compensation
                                           --------------------------  ----------------------------
                                                                                        Number of
                                                                                       Securities
                                     Year                                Restricted     Underlying
Name and                             Ended                                 Stock        Options     All other
Principal Position                 June 30,    Salary       Bonus          Awards       Granted   Compensation
------------------                 --------    ------       ------         ------       --------  ------------
                                                                             (2)           (3)         (4)


Arthur F. Weinbach.........         2001     $721,250      $450,000       $      ---     170,000     $7,089
   Chairman and Chief               2000     $687,500      $560,000       $2,002,020     160,000     $5,840
   Executive Officer                1999     $658,750      $485,000       $      ---     160,000     $6,509

Gary C. Butler.............         2001     $607,500      $299,000       $2,424,105     100,000     $6,443
   President and Chief              2000     $578,750      $400,000       $      ---     160,000     $5,793
   Operating Officer                1999     $560,000      $330,000       $      ---         ---     $6,142

Russell P. Fradin..........         2001     $483,750      $214,500       $2,353,500      40,000     $5,242
    Group President                 2000     $458,750      $284,500       $      ---      40,000     $4,504
                                    1999     $440,000      $260,000       $      ---         ---     $4,929

Eugene A. Hall.............         2001     $355,000      $240,021       $      ---      50,000     $5,066
    Senior Vice President           2000     $336,250      $210,000       $      ---      50,000     $3,441
                                    1999     $313,225      $195,000       $2,214,000     180,000     $  ---

John Hogan.................         2001     $383,269      $148,500       $      ---      25,000     $6,165
    Group President                 2000     $359,615      $209,100       $1,120,560      31,000    $13,640
                                    1999     $339,769      $189,700       $      ---      57,200     $4,892

Richard J. Daly...........          2001     $383,269      $147,700       $      ---      25,000     $6,240
    Group President                 2000     $359,615      $211,800       $1,120,560      31,000     $5,302
                                    1999     $339,773      $190,900       $      ---      57,200     $5,848


---------------------
(1) None of the named executive officers received any perquisites or other personal benefits of an amount, or any other annual compensation of a type, required to be reported by the Securities and Exchange Commission pursuant to applicable rules and regulations.

(2) The dollar values shown in the Restricted Stock Awards column are based on the closing market price of the Common Stock on the date the restricted shares were granted. Restricted shares may not be transferred or pledged, but such Company-imposed restrictions lapse with the passage of time (generally over periods of up to five years) and continued employment with the Company.

      As of June 30, 2001, the aggregate number of shares of restricted stock held by a named executive officer and the aggregate fair market value of such shares (calculated by multiplying the aggregate number of shares held by such named executive officer by the difference between $49.70, the closing price of the Common Stock on June 30, 2001, and $.10, the consideration paid per share of restricted stock) was: Mr. Weinbach, 48,800 shares ($2,420,480); Mr. Butler, 61,800 shares ($3,065,280); Mr.
      Fradin, 60,000 shares ($2,976,000); Mr. Hall, 40,000 shares ($1,984,000);
      Mr. Hogan, 21,600 shares ($1,071,360); and Mr. Daly, 21,600 shares
      ($1,071,360).

      The restricted stock awards to the named executive officers reported in the table that vest, in whole or in part, in under four years from the date of grant, together with their vesting schedule, are as follows:

      (i) Mr. Weinbach received a grant of 48,800 shares of restricted stock in fiscal 2000, 24,400 of which will vest in each of fiscal 2002 and 2003. In addition, Mr. Weinbach received a grant of 48,800 shares of restricted stock in fiscal 1998, of which 24,400 vested in each of fiscal 2000 and 2001.

      (ii) Mr. Butler received a grant of 41,200 shares of restricted stock in fiscal 2001, 20,600 of which will vest in each of fiscal 2003 and 2004. In addition, Mr. Butler received a grant of 43,800 shares of restricted stock in fiscal 1998, 2,600 of which vested in fiscal 2000, 20,600 of which vested in fiscal 2001 and 20,600 of which will vest in fiscal 2002.

      (iii) Mr. Fradin received a grant of 40,000 shares of restricted stock in fiscal 2001, 20,000 of which will vest in each of fiscal 2003 and 2004. In addition, Mr. Fradin received a grant of 120,000 shares of restricted stock in fiscal 1997, of which 20,000 vested in each of fiscal 1997, 1998, 1999, 2000 and 2001, and 20,000 will vest in fiscal 2002.

      (iv) Mr. Hall received a grant of 60,000 shares of restricted stock in fiscal 1999, 10,000 of which vested in each of fiscal 2000 and 2001, and 10,000 of which will vest in each of fiscal 2002, 2003, 2004 and 2005.

      (v) Mr. Hogan received a grant of 22,400 shares of restricted stock in fiscal 2000, of which 800 vested in fiscal 2001 and 10,800 will vest in each of fiscal 2002 and 2003. In addition, Mr. Hogan received a grant of 50,000 shares of restricted stock in fiscal 1996, of which 10,000 vested in each of fiscal 1997, 1998, 1999, 2000 and 2001.

      (vi) Mr. Daly received a grant of 22,400 shares of restricted stock in fiscal 2000, of which 800 vested in fiscal 2001 and 10,800 will vest in each of fiscal 2002 and 2003. In addition, Mr. Daly received a grant of 20,800 shares of restricted stock in fiscal 1997, of which 5,200 vested in fiscal 1997, 4,800 vested in fiscal 1998, 4,400 vested in fiscal 1999, 3,600 vested in fiscal 2000, and 2,800 vested in fiscal 2001. Mr. Daly also received a grant of 24,800 shares of restricted stock in fiscal 1996, of which 2,000 vested in fiscal 1996, 2,400 vested in fiscal 1997, 2,800 vested in fiscal 1998, 3,200 vested in fiscal 1999, and 7,200 vested in each of fiscal 2000 and 2001.

      Dividends are paid on restricted stock at the same rate as other outstanding shares of the Company's Common Stock. In the event of a termination of their employment following a change in control of the Company, the unvested portion of the restricted stock of Messrs. Weinbach and Butler will be subject to accelerated vesting as further described in this Proxy Statement under the heading "Employment Agreements". In the event of a termination of their employment following a change in control of the Company, the unvested portion of the restricted stock of Messrs. Fradin, Hall, Hogan and Daly will be subject to accelerated vesting as further described in this Proxy Statement under the heading "Change in Control Severance Plan for Corporate Officers".

(3)   The Company does not award Stock Appreciation Rights (SARs).

(4) For the year ended June 30, 2001, all other compensation consists of the sum of: (i) Company matching contributions to the Company's Retirement and Savings Plan (401(k))in the following amounts: Mr. Weinbach, $5,916, Mr. Butler, $5,916, Mr. Fradin, $4,896, Mr. Hall, $4,896, Mr. Hogan, $5,916, and Mr. Daly, $5,916; and (ii) compensatory split-dollar insurance premiums (with a statistically calculated economic benefit to the executive determined by Phoenix Home Life Insurance Company for W-2 income purposes) in the following amounts: Mr. Weinbach, $1,173, Mr. Butler, $527, Mr. Fradin, $346, Mr. Hall, $170, Mr. Hogan, $249, and Mr. Daly, $324.

Stock Option Plans

     The Company has in effect a 1990 Key Employees' Stock Option Plan (the "1990 Plan") and a 2000 Key Employees' Stock Option Plan (the "2000 Plan"). The 1990 Plan and the 2000 Plan collectively are referred to as the "Option Plans". Officers and key employees are eligible to participate in the Option Plans, which permit the issuance, in addition to non-qualified options, of "incentive stock options" ("ISOs") within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The Company has ceased granting options under the 1990 Plan, but outstanding options under the 1990 Plan remain valid. In the event of a termination of their employment following a change in control of the Company, the unvested portion of the stock options of Messrs. Weinbach and Butler will be subject to accelerated vesting as further described in this Proxy Statement under the heading "Employment Agreements". In the event of a termination of their employment following a change in control of the Company, the unvested portion of the stock options of Messrs. Fradin, Hall, Hogan and Daly will be subject to accelerated vesting as further described in this Proxy Statement under the heading "Change in Control Severance Plan for Corporate Officers".

     The Option Plans are administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the authority to determine the employees to whom options will be granted and, subject to the Option Plans, the terms and amount of options granted.

     ISOs and non-qualified options expire no more than ten years from their date of grant, with an exercise price no less than 100% of the fair market value on the date of grant. The Board of Directors has resolved that once granted, no ISO or non-qualified option may be repriced.

     An optionee has no rights as a stockholder with respect to any shares covered by his or her options until the date of issuance of a stock certificate to him or her for such shares. During the life of the optionee, the option is exercisable only by him or her. No option is exercisable more than 60 days after termination of employment, or (if termination is due to the death of an optionee) more than six months after the appointment and qualification of an executor or administrator of the deceased optionee's estate or 12 months after the death of the optionee, whichever occurs earlier.

     The following table sets forth certain information concerning stock option grants to the named executive officers during the fiscal year ended June 30, 2001.


                                                          Option Grants in Last Fiscal Year
                                        --------------------------------------------------------
                                                 Number of   Percent of Total
                                                Securities      Options
                                                Underlying      Granted
                                                 Options       to Employees   Exercise              Grant Date
                                                 Granted      in Fiscal Year   Price   Expiration      Value
Name                                             (#) (1)           (%)       ($/Share)    Date        ($) (2)
-----------                                     ----------    -------------- --------- -----------  -----------


Arthur F. Weinbach............................     170,000         1.6%      $56.0938    08/14/10    $3,079,391
Gary C. Butler................................     100,000         0.9%      $56.0938    08/14/10    $1,864,951
Russell P. Fradin.............................      40,000         0.4%      $59.9100    10/17/10      $777,017
Eugene A. Hall................................      50,000         0.5%      $59.9100    10/17/10    $1,009,709
John Hogan....................................      25,000         0.2%      $59.9100    10/17/10      $476,107
Richard J. Daly...............................      25,000         0.2%      $59.9100    10/17/10      $476,107


-----------------------
(1) 410,000 options were granted pursuant to the 2000 Plan. The options were granted at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. The options were granted for terms of ten years, and vest during periods up to six years subsequent to the date of grant.

(2) The grant date values were calculated on the basis of the Black-Scholes option pricing model. Options were assumed to be exercised 6.3 years after the date of grant, based on historical experience. A risk-free interest rate of 6.00%, stock price volatility of 27.88% and a dividend yield of 0.81% was used in the calculation of the option grants to Messrs. Weinbach and Butler. A risk-free interest rate of 5.79%, stock price volatility of 28.23% and a dividend yield of 0.77% was used in the calculation for the option grants to Messrs. Fradin, Hall, Hogan and Daly. A discount factor of 3% was applied to the calculated value to reflect the risk of forfeiture during the option term. The actual value of the options will depend on the market value of the Company's Common Stock on the dates the options are exercised. No realization of value from the options is possible without an increase in the price of the Company's Common Stock, which would benefit all stockholders commensurately.

                           Aggregated Option Exercises
                        For Fiscal Year Ended June 30, 2001
                       And Option Values As Of June 30, 2001

     The following table sets forth certain information concerning option exercises during the last fiscal year by the named executive officers and unexercised options held by such officers at the end of the last fiscal year.


                                                                      Number of Securities            Value of Unexercised
                                                                    Underlying Unexercised           In-the-Money Options
                                                                      Options at 6/30/01                   at 6/30/01
                                  Shares Acquired                             (#)                                ($)
                                  On Exercise     Value Realized   ----------------------------      ---------------------------
 Name                                 (#)               ($)        Exercisable    Unexercisable      Exercisable   Unexercisable
  -----------                     --------------- --------------   -----------    -------------      -----------   -------------

Arthur F. Weinbach (1)........      80,000        $4,443,332       560,000        750,000            $18,719,000   $11,107,000
Gary C. Butler................           0                $0       208,000        320,000             $5,102,000    $2,200,000
Russell P. Fradin.............           0                $0       210,000        200,000             $5,450,000    $3,218,000
Eugene A. Hall................           0                $0        68,300        211,700               $992,000    $2,128,000
John Hogan....................       5,000          $205,700       315,000        147,200            $10,079,000    $1,597,000
Richard J. Daly...............     100,000        $5,389,250       260,000        176,000             $7,931,000    $2,438,000


----------------

(1) As previously stated in footnote 6 to the table herein reflecting Security Ownership of Certain Beneficial Owners and Managers, Mr. Weinbach elected to defer receipt of 35,739 shares of Common Stock representing gain resulting from the exercise of an option to purchase 40,000 shares of Common Stock on October 6, 2000.

Defined Benefit Plans

     The following table shows the estimated annual retirement benefits payable under the Company's retirement program, consisting of the Retirement Capital Accumulation Plan (the "Pension Plan") and the Supplemental Officers' Retirement Plan (the "Supplemental Retirement Plan"), to persons in specified average compensation and credited service classifications, assuming retirement at age 65.

                   Final                         Years of Credited Service at Retirement
               5-Year Average      -----------------------------------------------------------------------------
                Compensation           10             15            20             25             30
              ---------------      -----------   ------------   ------------   -----------    -----------

                $  400,000         $ 69,000        $108,000      $132,000       $152,000       $181,000
                   500,000           84,000         131,000       157,000        177,000        206,000
                   600,000           99,000         153,000       182,000        202,000        231,000
                   700,000          114,000         176,000       207,000        227,000        256,000
                   800,000          129,000         198,000       230,000        252,000        281,000
                   900,000          144,000         221,000       257,000        277,000        306,000
                 1,000,000          159,000         243,000       282,000        302,000        331,000


     Compensation covered by the Pension Plan is limited to January 1 base salary up to the current compensation limit in effect for the plan year. Compensation covered under the Supplemental Retirement Plan includes cash compensation (paid or deferred) and compensation from restricted stock vesting during the year. Benefits under the Supplemental Retirement Plan are subject to reduction for social security, Pension Plan and 401(k) benefits.

     Messrs. Weinbach, Butler, Fradin, Hall, Hogan and Daly have 20, 25, 3, 1, 7 and 11 years of credited service, respectively, under the Pension Plan and 12, 12, 4, 2, 6 and 7 years of credited service, respectively, under the Supplemental Retirement Plan. In addition, unless his employment is terminated for cause, Mr. Weinbach will receive the maximum benefits available under the Supplemental Retirement Plan, and his benefit will not be reduced for commencement prior to age 65 as long as the Compensation Committee deems his retirement prior to age 65 is in the Company's best interest. The figures shown on the table above are for a straight-life annuity commencing at age 65. Reduced benefits are available at earlier ages and in other forms of benefits.

Change in Control Severance Plan for Corporate Officers

     To aid the Company in retaining its officers, the Board approved the Automatic Data Processing, Inc. Change in Control Severance Plan for Corporate Officers (the "CIC Plan"), which provides for the payment of specified benefits to officers selected by the Board if their employment terminates after a "change in control" (as defined below) of the Company. All corporate officers of the Company ("Participants") participate in the CIC Plan. As of August 31, 2001, there were 28 Participants in the CIC Plan.

     The CIC Plan provides that Participants who are terminated by the Company without "cause" (as defined in the CIC Plan) or by the Participant for "good reason" (as defined in the CIC Plan) (a "Qualifying Termination") during the two-year period following the occurrence of a change in control will receive a payment equal to 150% of such Participant's "current total annual compensation." Participants who have a Qualifying Termination during the third year following the occurrence of a change in control will receive a payment equal to 100% of such Participant's current total annual compensation. A Participant's "current total annual compensation" equals his or her highest rate of annual salary during the calendar year in which his or her employment terminates or the year immediately prior to the year of such termination plus his or her average annual bonus compensation earned in respect of the two most recent calendar years immediately preceding the calendar year in which his or her employment terminates.

     In addition to the payments described in the preceding paragraph, options to purchase Company stock held by Participants who have a Qualifying Termination during the two-year period following the occurrence of a change in control will become fully vested and exercisable. Options to purchase Company stock held by Participants who have a Qualifying Termination during the third year following the occurrence of a change in control will become fully vested and exercisable to the extent that such options would have otherwise vested Within one year after the Qualifying Termination.

     Likewise, restricted shares of Company stock ("Restricted Shares") held by Participants who have a Qualifying Termination during the two-year period following the occurrence of a change in control will become fully vested as to those Restricted Shares for which vesting restrictions would otherwise have lapsed within two years after the Qualifying Termination. Restricted Shares held by Participants who have a Qualifying Termination during the third year following the occurrence of a change in control will become fully vested to the extent that vesting restrictions would have lapsed within one year after the Qualifying Termination.

     Generally, the CIC Plan supersedes any other change in control severance plans, policies and practices of the Company with respect to the Participants. Messrs. Weinbach and Butler are entitled to receive the greater of the benefits and payments and more favorable conditions provided under their employment agreements and the CIC Plan on an item-by-item basis.

     A "change in control" as defined in the CIC Plan will have occurred if (i) any "Person" (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), excluding the Company, any subsidiary of the Company, or any employee benefit plan sponsored or maintained by the Company (including any trustee of any such plan acting in its capacity as trustee), becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 35% or more of the total combined voting power of the Company's then outstanding securities; (ii) there occurs a merger, consolidation or other business combination of the Company (a "Transaction"), other than a Transaction immediately following which the stockholders of the Company immediately prior to the Transaction continue to be the beneficial owners of securities of the resulting entity representing more than 65% of the voting power in the resulting entity, in substantially the same proportions as their ownership of Company voting securities immediately prior to the Transaction; or (iii) there occurs the sale of all or substantially all of the Company's assets, other than a sale immediately following which the stockholders of the Company immediately prior to the sale are the beneficial owners of securities of the purchasing entity representing more than 65% of the voting power in the purchasing entity, in substantially the same proportions as their ownership of Company voting securities immediately prior to the Transaction. If instructed by a Participant, the Company will reduce payments under the CIC Plan to avoid the application of excise taxes pursuant to section 4999 of the Code.


Employment Agreements

     Arthur F. Weinbach has entered into an employment agreement with the Company as of August 13, 2001. The agreement provides for successive one-year terms unless terminated by the Company or Mr. Weinbach at least six months prior to the end of the applicable one-year term. Mr. Weinbach's annual base salary is to be no less than $750,000, and his annual target bonus is to be no less than $485,000. The actual bonus paid to Mr. Weinbach is based upon his accomplishment of pre-established performance goals that include business growth and increased profitability. The agreement provides that Mr. Weinbach is to be granted performance-based restricted stock awards for a number of shares so that restrictions may lapse in each fiscal year of the Company on shares with a market value on the date of the award of at least $1,000,000. The agreement also provides that Mr. Weinbach will at all times own sufficient shares of restricted stock such that restrictions may lapse during each of the following two fiscal years on a number of shares having a market value on the date of their award of at least $1,000,000. The agreement further provides that Mr. Weinbach is to be granted, on an annual basis, a minimum of 170,000 options to purchase shares of Common Stock and that all options to purchase Common Stock not yet vested at the time of Mr. Weinbach's retirement would fully vest upon his retirement. If the Company terminates Mr. Weinbach's employment without cause, then he is entitled to receive his base salary for 18 months and continue to vest in his restricted stock awards and stock options. If Mr. Weinbach's employment is terminated following a "change in control" (as defined below) of the Company, he will receive a termination payment equal to a percentage, ranging from 300% if such termination occurs within two years after such change in control to 100% if it occurs after the third year, of his annual base salary and his "current total annual compensation" (as defined below). In addition, all of his stock options will become fully vested and all of his restricted stock having restrictions lapsing within three years after such termination shall have such restrictions automatically removed.

     The definition of a "change in control" in Mr. Weinbach's employment agreement is the same as the definition of a "change in control" under the CIC Plan except for the percentage in clause (i) of such CIC Plan definition which is 25% under Mr. Weinbach's employment agreement.

     Mr. Weinbach's "current total annual compensation" equals his highest rate of annual salary during the calendar year in which his employment terminates or the year immediately prior to the year of such termination plus his average annual bonus compensation earned in respect of the two most recent calendar years immediately preceding the calendar year in which his employment terminates. Mr. Weinbach's employment agreement provides that in the event any payment from the Company to him results in the imposition of an excise tax under section 4999 of the Code, he will receive an additional payment such that after the payment of all such excise taxes and any taxes on the additional payments he will be in the same after-tax position as if no excise tax had been imposed.

     Mr. Butler has entered into an agreement with the Company that provides that if his employment is terminated following a "change in control" (as defined below) of the Company, he will receive a termination payment equal to a percentage, ranging from 200% if such termination occurs within two years of such change in control to 100% if it occurs after the third year, of his annual base salary and his average annual bonus for the prior two years. In addition, all of his stock options will become fully vested and all of his restricted stock having restrictions lapsing within three years after such termination shall have such restrictions automatically removed.

     The definition of a "change in control" in Mr. Butler's employment agreement, as modified by the CIC Plan, is the same as the definition of a "change in control" under Mr. Weinbach's employment agreement noted above.

     Mr. Butler's employment agreement provides that in the event any payment from the Company to him results in the imposition of an excise tax under section 4999 of the Code, he will receive an additional payment such that after the payment of all such excise taxes and any taxes on the additional payments he will be in the same after-tax position as if no excise tax had been imposed.

Certain Transactions

     Harvey M. Krueger, a director of the Company, is Vice Chairman of Lehman Brothers, which provided various investment banking and brokerage services to the Company in the past fiscal year.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

     The Compensation Committee of the Board of Directors is composed of three outside directors: Messrs. Heilmeier, Malek and Tisch.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for setting, on behalf of the Board of Directors, the base salaries and the total compensation levels of the Chairman and Chief Executive Officer, the President and Chief Operating Officer, the Senior Vice President and the Group Presidents of the Employer Services, Brokerage Services and Dealer Services businesses, as well as a structure for other key executives of the Company. The Committee grants all stock options and reviews all recommendations for grants of restricted stock to these and other key executives.

Compensation Policies

     The Company's executive compensation policies for fiscal 2001, which were reviewed by the Committee, were designed to emphasize both competitive and variable compensation, with direct linkages to business objectives and exceptional performance.

     The primary components of the compensation package for key executives for fiscal 2001 were base salary, bonus, restricted stock and stock options. The Company and the Committee have always believed that stock ownership in the form of restricted stock and longer-term stock option vesting is vital in linking management to stockholder interests. The Company sets its salary and bonus targets (i.e., direct cash compensation) at the median of market range levels of comparable sized companies in the S&P 500. The Company's executives may derive more economic benefit from stock option price appreciation, as a percentage of total compensation, than from base salary and bonus combined. The Committee generally intends to cause all eligible compensation to be exempt from the limitations of Section 162(m) of the Code, but reserves the right to make non-exempt awards where appropriate.

Annual Compensation

     Total annual compensation consists of base salary, cash bonus and yearly vesting of restricted stock. The base salaries for executives for fiscal 2001 were determined based upon the job grade of the position, the salary range of the job grade and the performance of the executive.

     Key executives earned cash bonuses in fiscal 2001 based upon individual annual accomplishments versus individual pre-established goals.

Long-Term Compensation

     Long-term compensation is comprised of restricted stock and the expected value of stock options. The Company has from time to time sold shares of restricted stock to executive officers and other key employees, at par value, in recognition of their individual levels of relative responsibility and prospective contributions to the business. Company-imposed restrictions on transfer or pledge of the restricted stock generally lapse over a period of up to five years, and are subject to continued employment. The restricted stock plan is designed to encourage stock ownership, longevity and long-term performance.

     Stock options are granted to executive officers and other key employees in amounts based upon their job grade and individual performance. Stock options are granted at fair market value as of the date of grant, and have a term of up to ten years. Stock options provide incentive for the creation of stockholder value over the long-term, and also significantly aid in executive recruiting and retention.

     Restricted stock and stock option grants were made to individual key executives during fiscal 2001 on a basis consistent with the above guidelines.

Benefits

     The Company provided certain supplemental benefits to key executives during fiscal 2001 to ensure that it could compete effectively for executive talent. These supplemental benefits included additional Company-paid life insurance and certain additional retirement benefits described in the "Defined Benefit Plans" section of this Proxy Statement.

CEO Compensation

     The Committee meets annually to evaluate the performance of the Chief Executive Officer and to determine his compensation.

     Mr. Weinbach received a base salary of $721,250 and a bonus of $450,000 during fiscal 2001. Mr. Weinbach's compensation is based on the satisfaction of specific performance objectives and the terms of his employment agreement. Mr. Weinbach's compensation approximates the median base salary and bonus compensation of chief executive officers at companies in the S&P 500 with annual revenues between $3 and $12 billion, as surveyed by the Company.

     The incentives provided to the Chief Executive Officer are provided in the form of restricted stock and stock options. This ensures that the Chief Executive Officer and the Company's stockholders have a commonality of purpose in enhancing stockholder value.

                                 Compensation Committee
                                 of the Board of Directors


                                 Frederic V. Malek, Chairman
                                 George H. Heilmeier
                                 Laurence A. Tisch

                                  PERFORMANCE GRAPH

     The following graph compares the cumulative return on the Common Stock of the Company for the most recent five years with the cumulative total return on the S&P 500 Index and a Peer Group Index* comprised of direct competitors of the Company over the same period, assuming an initial investment of $100 on June 30, 1996, with all dividends reinvested.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC



            AUTOMATIC DATA PROCESSING, INC.    S&P 500 INDEX      OLD PEER GROUP      PEER GROUP


Jun-96      100.00                              100.00        100.00                  100.00
Jun-97      122.92                              134.64         91.10                   92.46
Jun-98      192.17                              175.15        113.75                  111.38
Jun-99      233.74                              214.95        153.67                  153.02
Jun-00      286.48                              230.47        166.90                  168.68
Jun-01      267.65                              196.39        261.31                  243.27


----------------
* The Peer Group Index is comprised of the following companies:


     Ceridian Corp.                                  First Data Corporation
     Computer Sciences Corporation                   Fiserv, Inc.
     Concord EFS, Inc.                               Paychex, Inc.
     DST Systems, Inc.                               SunGard Data Systems Inc.
     Electronic Data Systems Corporation             Total System Services, Inc.

     We have compiled a new industry peer group that we believe is composed of companies that are more representative of our business and the markets within which we operate. The new peer group selected by the Company is composed of data processing companies with market capitalizations over $2.5 billion.

                                   PROPOSAL 2

                            APPROVAL OF AMENDMENT OF THE
                        2000 KEY EMPLOYEES' STOCK OPTION PLAN

     On August 13, 2001, the Board of Directors approved an amendment (the "2000 Plan Amendment") to the 2000 Key Employees' Stock Option Plan (the "2000 Plan"), which increased the number of shares of the Company's Common Stock that can be issued under the 2000 Plan by 22,000,000 shares, so that after the 2000 Plan Amendment the total number of authorized shares that can be issued under the 2000 Plan would be 36,750,000. The 2000 Plan Amendment was effective as of August 13, 2001, subject to stockholder approval at this meeting.

Summary of the 2000 Plan

     The principal features of the 2000 Plan are summarized below, but such summary is qualified in its entirety by reference to its full text, a copy of which is filed with the Securities and Exchange Commission.

     Shares Subject to the 2000 Plan.
     -------------------------------
     As of August 31, 2001, there were no shares of the Company's Common Stock available for issuance upon the grant of new options under the 1990 Key Employees' Stock Option Plan (the "1990 Plan")and there were only 1,640,000 shares available for issuance upon the grant of new options under the 2000 Plan. As of such date, after taking into account the 2000 Plan Amendment, the Company would have under its stock option plans a total of 71,216,000 shares reserved for issuance, which reserved shares are allocated as follows: (i) 23,640,000 shares are available for issuance upon the grant of new options under the 2000 Plan; and (ii) 47,576,000 shares are subject to outstanding stock option grants under the 1990 Plan and the 2000 Plan. Taken together, these reserved shares represent less than 12% of the aggregate number shares of Common Stock outstanding.

     Each option granted pursuant to the 2000 Plan shall be in writing and shall have such terms and conditions not inconsistent with the provisions of the 2000 Plan as the Committee (as defined below) shall provide.

     Exercise Price.
     --------------
     The exercise price under the options shall not be less than the fair market value (as defined in the 2000 Plan) of the Company's Common Stock on the date the option is granted. As of August 31, 2001, the fair market value of the Company's Common Stock was $51.76.

     Eligible Employees.
     ------------------
     Options may be granted to any key employee of the Company or any of its subsidiaries. There are approximately 9,000 employees eligible to be granted options under the 2000 Plan. Employees who are also officers or directors of the Company or its subsidiaries shall not, by reason of holding such offices, be ineligible to receive options. However, any person who would own, directly or indirectly, at the time the option is granted to him or her, more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries (a "10% owner") shall only be eligible to receive any incentive stock options under the 2000 Plan if the option satisfies the requirements of section 422(c)(5) of the Internal Revenue Code of 1986, as amended (the "Code").

     Rights as a Stockholder and Assignability.
     -----------------------------------------
     An optionee will have no rights as a stockholder with respect to any shares covered by his or her options untilthe date of issuance of a stock certificate to the optionee for such shares. During the life of the optionee, the option is exercisable only by the optionee.

     Duration of Options.
     -------------------
     Options granted under the 2000 Plan shall become exercisable as the Committee in its discretion may provide upon the granting thereof. Except as otherwise provided in the applicable award agreement, the unexercised portion of any option granted under the 2000 Plan shall automatically terminate and expire on the earliest to occur of (i) ten years (or, in the case of an incentive stock option ("ISO") under section 422 of the Code, five years with respect to a 10% owner) from the date of grant, (ii) 60 days after termination of employment (or such longer period as the Committee may provide in the event of the optionee's permanent and total disability), (iii) if termination is due to the death of an optionee during employment or during the period following termination of employment referred to in clause (ii), six months after the appointment and qualification of an executor or administrator of the deceased optionee's estate or twelve months after the death of the optionee, whichever occurs earlier, or (iv) at such earlier time upon the occurrence of such earlier events as the Committee may provide upon granting of such option.

     Administration of the 2000 Plan.
     -------------------------------
     Except to the extent required in order to qualify for exemptive relief under Rule 16b-3 or its successor provision under the Securities Exchange Act of 1934,as amended, or to satisfy the requirements for performance-based compensation under Section 162(m) of the Code, in which case the Board of Directors of the Company (or a committee appointed by the Board of Directors which satisfies the requirements of such provisions) shall administer the 2000 Plan, the 2000 Plan shall be administered by a Stock Option Committee (the "Committee") to be appointed by the Board of Directors of the Company, which Committee may include members of the Board of Directors and employees of the Company who are not members of the Board of Directors. The Committee shall have the authority to determine the employees to whom options will be granted, whether the options granted shall be incentive stock options or non-qualified stock options, the number of shares that may be purchased under each option, the dates options become exercisable and the option price, except that the option price of each share of Common Stock purchasable under any stock option shall not be less than 100% of the fair market value thereof at the time the option is granted. The exercise price for all stock options under the 2000 Plan can be paid for in cash or with shares of the Company's Common Stock that have been held for at least six months or previously acquired in the open market or by delivering to the Committee a copy of irrevocable instructions to a stock broker to deliver promptly to the Company any amount of loan proceeds, or proceeds of the sale of the shares subject to the option, sufficient to pay the exercise price. The Committee shall interpret and generally administer the 2000 Plan. Options may be granted under the 2000 Plan at any time prior to August 10, 2011, on which date the 2000 Plan will expire, except as to options then outstanding under the 2000 Plan. The 2000 Plan may be amended or terminated at any time by the Board of Directors without stockholder action, provided that any such amendment is in compliance with all applicable laws and the rules of the New York Stock Exchange and other exchanges upon which the shares of the Company are listed. No termination, modification or amendment of the 2000 Plan or any outstanding agreements which may adversely affect the rights of any optionee may be made without the consent of the optionee. Provisions are made in the 2000 Plan for appropriate adjustments in the event of changes in the Company's outstanding Common Stock by reason or merger, stock splits or similar events. The 2000 Plan also provides that the Committee may, in its sole discretion, establish procedures whereby optionees may elect to defer the receipt of shares upon the exercise of an option for a specified time or until the occurrence of a specified event.

     Incentive Stock Options.
     -----------------------
     The 2000 Plan permits the Company to grant ISOs and contains specific provisions applicable thereto.


     Non-Qualified Stock Options.
     ---------------------------
     The Committee may grant non-qualified stock options under the 2000 Plan. The Committee is given the authority to determine the price at which non-qualified stock options may be granted, which will be no less than the fair market value of the Company's Common Stock on the day the option is granted.

     Federal Income Tax Consequences Relating to Options.
     ---------------------------------------------------
     The following summary of the federal income tax consequences of the grant and exercise of non-qualified and incentive stock options awarded under the 2000 Plan, and the disposition of shares of Common Stock purchased pursuant to the exercise of such stock options, is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state or local tax considerations.

     No income will be realized by an optionee upon grant of a non-qualified stock option. Upon exercise of a non-qualified stock option, the optionee will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying stock over the option exercise price (the "Spread") at the time of exercise. The Spread will be deductible by the Company for federal income tax purposes subject to the possible limitations on deductibility under sections 280G and 162(m) of the Code for compensation paid to executives designated in those sections. The optionee's tax basis in the underlying shares acquired by exercise of a non-qualified stock option will equal the exercise price plus the amount taxable as compensation to the optionee. Upon sale of the shares received by the optionee upon exercise of the non-qualified stock option, any gain or loss is generally long-term or short-term capital gain or loss, depending on the holding period. The optionee's holding period for shares acquired pursuant to the exercise of a non-qualified stock option will begin on the date of exercise of such option.

     Pursuant to currently applicable rules under Section 16(b) of the Exchange Act, the grant of an option (and not its exercise) to a person who is subject to the reporting and short-swing profit provisions under Section 16 of the Exchange Act (a "Section 16 Person") begins the six-month period of potential short-swing liability. The taxable event for the exercise of an option that has been outstanding at least six months ordinarily will be the date of exercise. If an option is exercised by a Section 16 Person within six months after the date of grant, however, taxation ordinarily will be deferred until the date which is six months after the date of grant, unless the person has filed a timely election pursuant to section 83(b) of the Code to be taxed on the date of exercise. However, the six month period of potential short-swing liability may be eliminated if the option grant (i) is approved in advance by the Company's Board of Directors (or a committee composed solely of two or more non-employee directors) or (ii) is approved in advance, or subsequently ratified by the Company's shareholders no later than the next annual meeting of shareholders. Consequently, the taxable event for the exercise of an option that satisfies either of the conditions described in clauses (i) or (ii) above will be the date of exercise.

     The payment by an optionee of the exercise price, in full or in part, with previously acquired shares of Common Stock will not affect the tax treatment of the exercise described above. No gain or loss generally will be recognized by the optionee upon the surrender of the previously acquired shares to the Company, and shares received by the optionee, equal in number to the previously surrendered shares, will have the same tax basis as the shares surrendered to the Company and will have a holding period that includes the holding period of the shares surrendered. The value of shares of Common Stock received by the optionee in excess of the number of shares surrendered to the Company will be taxable to the optionee. Such additional shares will have a tax basis equal to the fair market value of such additional shares as of the date ordinary income is recognized, and will have a holding period that begins on the date ordinary income is recognized.

     The Code requires that, for ISO treatment, shares of Common Stock acquired through exercise of an ISO cannot be disposed of before two years from the date of grant and one year from the date of exercise. ISO holders will generally incur no federal income tax liability at the time of grant or upon exercise of such options. However, the Spread will be an "item of tax preference" which may give rise to "alternative minimum tax" liability at the time of exercise. If the optionee does not dispose of the shares before two years from the date of grant and one year from the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as the case may be. Assuming both the holding periods are satisfied, no deduction will be allowable to the Company for federal income tax purposes in connection with the grant or exercise of the option. If, within two years of the date of grant or within one year from the date of exercise, the holder of shares acquired through the exercise of an ISO disposes of such shares, the optionee will generally realize ordinary taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the stock on the date of initial exercise or the amount realized on the subsequent disposition, and such amount will generally be deductible by the Company for federal income tax purposes, subject to the possible limitations on deductibility under sections 280G and 162(m) of the Code for compensation paid to executives designated in those sections.

Stockholder Approval Required

     The 2000 Plan Amendment must be approved by the affirmative vote of the holders of a majority of the shares cast at the meeting of stockholders in order to be adopted.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE 2000 KEY EMPLOYEES' STOCK OPTION PLAN AND THE AUTHORITY TO ISSUE AN ADDITIONAL 22,000,000 SHARES OF COMMON STOCK THEREUNDER.

                                    PROPOSAL 3

                     APPROVAL OF AUTOMATIC DATA PROCESSING, INC.
                     2001 EXECUTIVE INCENTIVE COMPENSATION PLAN

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") generally does not allow publicly held companies to obtain tax deductions for compensation of more than $1 million paid in any year to their chief executive officer, or any of their other four most highly compensated executive officers ("Named Executive Officers"), unless such payments are "performance-based" in accordance with conditions specified under Section 162(m) of the Code and the Treasury Regulations promulgated thereunder ("Section 162(m)"). One of those conditions requires the Company to obtain stockholder approval of the material terms of the Plan (as defined below).

     The Board of Directors of the Company (the "Board") has adopted, and in this proposal is recommending that the stockholders approve, the Automatic Data Processing, Inc. 2001 Executive Incentive Compensation Plan (the "Plan") as described below. Subject to such approval, and if the applicable performance goals are satisfied, this proposal would enable the Company to pay performance-based compensation to Named Executive Officers of the Company and to obtain tax deductions for such payments, without regard to the limitations of
Section 162(m). Further, the Board is requesting stockholder authorization of shares of the Company's Common Stock for issuance under the Plan (see section below entitled "Shares Available for Grant").

Summary of the Plan

     The following description of the Plan is only a summary of certain provisions thereof and is qualified in its entirety by reference to its full text, a copy of which is filed with the Securities and Exchange Commission.

     Purpose.
     -------
     The purpose of the Plan is to establish an incentive compensation program for certain executive employees of the Company and its subsidiaries and divisions who have significant responsibility for the success and growth of the Company and to assist in attracting, motivating and retaining executive employees on a competitive basis. The Plan permits the Company to grant annual incentives ("Bonus Awards") and performance-based restricted stock awards ("Restricted Stock Awards") (collectively referred to herein as "Awards") to certain executive employees who make substantial contributions to the Company and/or its subsidiaries and divisions.

     Administration.
     --------------
     The Plan is administered by a committee (the "Committee") that is selected by the Board and is composed of two or more members of the Board, each of whom is required to be an "outside director" (within the meaning of Section 162(m)). The Committee has all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan. Except as otherwise specifically limited in the Plan, the Committee has full power and authority to construe, interpret and administer the Plan.

     Effective Date.
     --------------
     The Plan is effective as of July 1, 2001, subject to approval of the stockholders, as requested herein.

     Eligibility.
     -----------
     The Plan provides that the Committee shall designate for each period during which performance is measured the level of attainment of an Award ("Performance Period") for which executive employees of the Company and its subsidiaries or divisions, if any, will be eligible ("Participants"). There are approximately ten employees eligible to participate in the Plan.

     Awards and Performance Goals.
     ----------------------------
     The Committee may establish for each Performance Period the target Bonus Award and the number of shares of a Restricted Stock Award eligible to vest (and, if the Committee so determines, a threshold Award Bonus or percentage of vested shares) with respect to each Award. Further, the Committee shall establish goals relating to Company, subsidiary, divisional, departmental and/or functional performance for each Participant (the "Performance Goals") and communicate such Performance Goals to each Participant prior to or during the applicable Performance Period. Participants will earn Bonus Awards and/or vest in Restricted Stock Awards based upon the level of attainment of the applicable Performance Goals during the applicable Performance Period, as and to the extent established by the Committee.

     The Performance Goals for the Participants will be based on attainment of specific levels of performance of the Company (or of a subsidiary, division, department or function thereof) with reference to one or more of the following criteria: (i) earnings per share; (ii) stock price; (iii) shareholder return;
(iv) return on investment; (v) return on capital; (vi) earnings before interest, taxes, depreciation and amortization; (vii) gross or net profits; (viii) gross or net revenues; (ix) client retention; or (x) any combination of the foregoing. In calculating the attainment of the Performance Goals, unless determined otherwise by the Committee prior to the applicable Performance Period, the Committee shall exclude significant unusual or one-time changes or income, including gains and losses resulting from divestitures and acquisitions.

     As soon as practicable following the end of the applicable Performance Period, the Committee will certify the attainment of the Performance Goals and will calculate the payment amount or vested percentage with respect to each Award, if any, payable or vested with respect to each Participant. In no event will any payment or vesting occur with respect to any Award for a Performance Period in which performance fails to attain or exceed the minimum level for the applicable Performance Goals.

     Bonus Awards.
     ------------
     The Committee may establish for each Performance Period a target Bonus Award that may be earned by each Participant (which may be expressed in terms of a dollar amount, percentage of salary or any other measurement). Bonus Awards will be paid in a lump sum cash payment, as soon as practicable following the determination of the amount thereof by the Committee. The Committee retains the right to reduce any Bonus Award, in its discretion. The maximum amount of any Bonus Award payable to a Participant in respect of a single Performance Period is $2,000,000.

     Restricted Stock Awards.
     -----------------------
     The Committee may grant for each Performance Period a Restricted Stock Award to any Participant. Each Participant who is granted a Restricted Stock Award will be required to enter into an agreement with the Company, in a form specified by the Committee, agreeing to the terms and conditions of the Award and such other matters consistent with the Plan as the Committee determines appropriate (an "Agreement").

     Payment for the shares of Common Stock purchased under any Restricted Stock Award ("Restricted Shares") must be made to the Company as provided for in the Agreement, at a price determined by the Committee, in its sole discretion. No fees or commissions are applicable to purchases of Restricted Shares under the Plan. The maximum number of Restricted Shares that may be granted to a Participant in a single fiscal year is 200,000.

     In its sole discretion, the Committee will determine the Performance Goals required for each Participant to vest in his or her Restricted Stock Award. Upon a Participant's vesting with respect to Restricted Shares, all restrictions against transfer shall lapse with respect to such shares. Prior to vesting, Participants may not assign, alienate, pledge, attach, sell or otherwise transfer or encumber any Restricted Shares.

     The Participant may, as provided in his or her Agreement, have the entire beneficial ownership of all rights and privileges of a stockholder with respect to the Restricted Shares awarded to him or her, including the right to receive dividends and vote such Restricted Shares.

     In the event of any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase shares of Common Stock at a price substantially below fair market value, or other similar corporate event that affects the shares of Common Stock granted or made available for issuance under the Plan, then the Committee may, in such manner as it deems equitable, adjust the number and kind of Restricted Shares.

     Market Value of the Common Stock.
     --------------------------------
     On August 31, 2001, the closing price of one share of Common Stock on the New York Stock Exchange was $51.76.

     Shares Available for Grant.
     --------------------------
     The Plan provides that the total number of Restricted Shares that may be issued under the Plan will not exceed, in the aggregate, 3,500,000.

     Amendment to Plan.
     -----------------
     The Committee may amend, suspend or terminate the Plan at any time; provided that no amendment may be made without the approval of the Company's stockholders if the effect of such amendment would be to cause outstanding or pending Awards to cease to qualify for the performance-based compensation exception to Section 162(m).

     Withholding.
     -----------
     With respect to any payments made to Participants under the Plan, the Company will have the right to withhold any taxes required by law to be withheld because of such payments.

     New Plan Benefits.
     -----------------
     Because amounts payable under the Plan are set at the discretion of the Committee and are based on satisfaction of Performance Goals in each applicable Performance Period, it cannot be determined at this time what amounts, if any will be received by any Participants with respect to the 2002 fiscal year under the Plan.


Stockholder Approval Required

     The Treasury Regulations promulgated under Section 162(m) require the affirmative vote of the holders of a majority of the votes cast at the meeting of stockholders to approve the Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE AUTOMATIC DATA PROCESSING, INC. 2001 EXECUTIVE INCENTIVE COMPENSATION PLAN.

                             AUDIT COMMITTEE REPORT


     The Audit Committee of the Board of Directors (the "Committee") is comprised of the four directors named below. Each member of the Committee is an independent director as defined by New York Stock Exchange rules. The Committee has adopted a written charter which has been approved by the Board of Directors, and which is set forth in Appendix A of this Proxy Statement. The Committee has reviewed and discussed the Company's audited financial statements with management, which has primary responsibility for the financial statements. Deloitte & Touche LLP, the Company's independent auditors for fiscal 2001, is responsible for expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles. The Committee has discussed with Deloitte & Touche LLP the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees). Deloitte & Touche LLP has provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with Deloitte & Touche LLP the firm's independence. The Committee also considered whether Deloitte & Touche LLP's provision of non-audit services, including financial information systems design and implementation services, to the Company and its affiliates is compatible with Deloitte & Touche LLP's independence.


     Based on the considerations referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for fiscal 2001 and that Deloitte & Touche LLP be appointed independent auditors for the Company for fiscal 2002.

                                       Audit Committee
                                       of the Board of Directors


                                       Harvey M. Krueger, Chairman
                                       Joseph A. Califano, Jr.
                                       Leon G. Cooperman
                                       Ann Dibble Jordan

                             INDEPENDENT AUDITORS FEES

     In addition to retaining Deloitte & Touche LLP to audit the consolidated financial statements for fiscal 2001, the Company and its affiliates retained Deloitte & Touche LLP, as well as other accounting and consulting firms, to provide various consulting services in fiscal 2001, and expect to continue to do so in the future. The aggregate fees billed for professional services by Deloitte & Touche LLP in 2001 for these various services were:

Audit Fees: $1.1 million for services rendered for the annual audit of the Company's consolidated financial statements for fiscal 2001 and the quarterly reviews of the financial statements included in the Company's Forms 10-Q;

Financial Information Systems Design and Implementation Fees: $3.5 million for services rendered in connection with the design or implementation of hardware or software systems that aggregate source data underlying the financial statements or generate information that is significant to the financial statements taken as a whole; and

All Other Fees: $5.9 million for all other services consisting primarily of tax services, non-financial statement audit services, information technology consulting and assistance for systems not associated with the financial statements.

     Although the Company expects to continue to retain Deloitte & Touche LLP and other firms to assist in the design and implementation of its financial information systems, the Company's managers make all management decisions with respect to such systems, and are responsible for evaluating the adequacy of such systems and for establishing and maintaining the Company's system of internal accounting controls.


                                     PROPOSAL 4

                               APPOINTMENT OF AUDITORS

     At the Annual Meeting of Stockholders, the stockholders will vote on the ratification of the appointment of Deloitte & Touche LLP, certified public accountants, as independent auditors to audit the accounts of the Company and its subsidiaries for the fiscal year begun July 1, 2001. Deloitte & Touche LLP is a member of the SEC Practice Section of the American Institute of Certified Public Accountants. A representative of Deloitte & Touche LLP will be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement if he or she desires. He or she will be available to answer appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF THE AUDITORS.

                                    OTHER MATTERS

     So far as the Board of Directors is aware, only the aforementioned matters will be acted upon at the meeting. If any other matters properly come before the meeting, the accompanying proxy may be voted on such other matters in accordance with the best judgment of the person or persons voting said proxy.

                SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     During the fiscal year ended June 30, 2001, no directors or officers submitted late filings under Section 16(a) of the Exchange Act.

                                 STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the 2002 Annual Meeting must be received by the Company for inclusion in the 2002 Proxy Statement no later than May 27, 2002.

     Stockholder proposals intended to be presented at the 2002 Annual Meeting, but not intended for inclusion in the 2002 Proxy Statement, must be received by the Company no later than August 12, 2002.

                                  ANNUAL REPORT

     The Company's Annual Report for the fiscal year ended June 30, 2001, which is not a part of the proxy soliciting material, is being mailed to the Company's stockholders together with this Proxy Statement.

               ELECTRONIC ACCESS TO PROXY MATERIALS AND ANNUAL REPORT

     This Proxy Statement and the Company's Annual Report may be viewed online at www.adp.com. Stockholders of record may elect to view future proxy statements and annual reports over the Internet rather than receiving paper copies in the mail and can thereby save the Company the cost of producing and mailing these documents. If you vote your shares over the Internet this year, you will be given the opportunity to choose electronic access at the time you vote. You can also choose electronic access by following the instructions that you will receive in connection with next year's annual meeting of stockholders. Stockholders who choose electronic access will receive an e-mail next year containing the Internet address to use to access the proxy statement and annual report. Your choice will remain in effect until you cancel it. You do not have to elect Internet access each year.

        IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

     Please see the enclosed separate notice regarding delivery of security holder documents.

     The SEC issued a new rule that became effective December 4, 2000 regarding the delivery of proxy statements and information statements to households. This rule is intended to complement a ruling on the delivery of disclosure documents to households that was issued on December 20, 1999. Together these rules spell out the conditions under which annual reports, information statements, proxy statements, prospectuses and other disclosure documents of a particular company that would otherwise be mailed in separate envelopes to more than one person at a shared address may be mailed as one copy in one envelope addressed to all holders at that address. In accordance with that rule, the Company will begin "householding" all such disclosure documents effective December 1, 2001.

     If you are a registered shareholder and you choose not to have the aforementioned disclosure documents sent to a single household address as described above, you must "opt-out" by marking the designated box on the enclosed proxy card. If you choose to "opt-out" of the householding program at a future date, please write to ADP Investor Communication Services, Sharelink Department, 51 Mercedes Way, Edgewood, New York 11717 or call (631) 254-7637 and we will cease householding all such disclosure documents within 30 days. If we do not receive instructions to remove your account(s) from this service, your account(s) will continue to be "householded" until we notify you otherwise.

     If you own the Company's Common Stock in nominee name (such as through a broker), information regarding householding of disclosure documents should be forwarded to you by your broker.

                                       For the Board of Directors


                                       James B. Benson
                                       Secretary

Roseland, New Jersey
September 24, 2001

                                                                      APPENDIX A

                         AUTOMATIC DATA PROCESSING, INC.

                             AUDIT COMMITTEE CHARTER

I.     Purpose

       The primary functions of the Audit Committee are to assist the Board of Directors in fulfilling its oversight responsibilities with respect to: (i) the Company's systems of internal controls regarding finance, accounting, legal compliance and ethical behavior; (ii) the Company's auditing, accounting and financial reporting processes generally; and (iii) the Company's annual audited financial statements. Consistent with these functions, the Committee will encourage continuous improvement of, and foster adherence to, the Company's policies, procedures and practices at all levels.

       In meeting its oversight responsibilities, the Committee is expected to:

       o Serve as an independent and objective party to oversee the appropriateness of the Company's financial reporting processes and internal control systems.

       o Review the audit activities of the Company's outside auditors and Corporate Audit Department.

       o Provide an open avenue of communications among the outside auditors, financial and senior management, the Corporate Audit Department, and the Board of Directors.

       Without limiting the foregoing, and in recognition of the fact that the Company's outside auditors are ultimately accountable to the Board of Directors and the Committee, the Board of Directors and the Committee have the ultimate authority and responsibility to select, evaluate and (where appropriate) replace the outside auditors, and/or to nominate the outside auditors for shareholder approval.

       The Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II.    Organization

       The Audit Committee shall be comprised of three or more directors as determined by the Board of Directors, each of whom shall be independent of the Management, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of the director's independence from the Management and the Company. Each Committee member shall satisfy the further restrictions set forth on Annex I to this Charter.

       All Committee members shall have a working familiarity with basic finance and accounting practices, and at least one Committee member shall have accounting or related financial management expertise.

       Committee members shall be elected by the Board at the annual organizational meeting of the Board of Directors; members shall serve until their successors shall be duly elected and qualified. The Committee's Chairman shall be designated by the full Board or, if it does not do so, the Committee members shall elect a Chairman by vote of a majority of the full Committee.

III.   Meetings

       The Audit Committee shall meet four times per year on a quarterly basis, or more frequently as circumstances require. The Committee shall require members of Management, the Corporate Audit Department, the outside auditors and others to attend meetings and to provide pertinent information, as necessary. As part of its job to foster open communications, the Committee shall meet in separate executive sessions during each of its four regularly scheduled meetings with the head of the Corporate Audit Department and the Company's outside auditors to discuss any matters that the Committee (or either of these groups) believes should be discussed privately. The annual reoccurring required agenda items for each of the Committee's four regularly scheduled meetings are set forth on Annex II to this Charter. Additional matters will be added to each meeting's agenda at the request of the Committee, Management, the Corporate Audit Department, and/or the outside auditors.

IV.    Responsibilities and Duties

       To fulfill its responsibilities and duties, the Audit Committee shall:

       1. Review the performance of the Company's outside auditors and Management's recommendation as to the selection, retention or discharge of the outside auditors to serve as the Company's independent auditors. The Committee shall make recommendations to the Board of Directors regarding the appointment or replacement of the outside auditors.

       2. On an annual basis, review and discuss with the outside auditors all relationships the outside auditors have with the Company in order to evaluate the outside auditors' continued independence. The Committee:
           (i) shall ensure that the outside auditors submit to the Committee on an annual basis a written statement delineating all such relationships; and (ii) shall discuss with the outside auditors any disclosed relationship or services that may impact the objectivity and independence of the outside auditors.

       3. Review the outside auditors' and the Corporate Audit Department's audit plan for each fiscal year, and report to the Board of Directors the Committee's agreement or disagreement with the scope of each such fiscal year audit plan.

       4. Have a predetermined arrangement with Management and the outside auditors that the Committee's Chairman will be advised of any significant matters in the interim quarterly financial statements prior to the Company's issuance of its applicable press release, and that following the completion of the quarterly review performed by the outside auditors the Committee will receive, prior to the Company's filing of its applicable Form 10-Q, a report from the outside auditors on their findings.

       5. Review the Company's annual financial statements with the outside auditors and Management, and report the same to the Board of Directors and recommend their inclusion in the Company's Form 10-K for the applicable fiscal year.

       6. Periodically discuss with the outside auditors their judgments about the quality, appropriateness, and acceptability of the Company's accounting principles and financial disclosure practices, as applied in its financial reporting.

       7. Inquire about the application of the Company's accounting policies and its consistency from period to period, and the compatibility of these accounting policies with generally accepted accounting principles, and (where appropriate) the Company's provisions for future occurrences which may have a material impact on the financial statements of the Company.

       8. Review the Company's processes of assessing the risk of fraudulent financial reporting and the program that Management has established to monitor compliance with its Code of Corporate Responsibility and the Code of Corporate Conduct.

       9. Obtain explanations from Management for unusual variances in the Company's annual financial statements from year to year, and review annually the auditor's letter of the recommendations to Management and Management's response.

      10. Review any significant proposed changes in the Company's accounting policies with the outside auditors and Management.

      11. Review the adequacy of the Company's financial and administrative controls, procedures and practices with the outside auditors, Management and the Corporate Audit Department.

      12. Inquire of Management, the Corporate Audit Department and the outside auditors if there were any significant reporting, accounting or auditing issues during the relevant fiscal period and, if so, how they were resolved.

      13. Periodically consult with the outside auditors without Management being present about the Company's financial statements.

      14. Review the fees of the outside auditors and the scope of non-audit services performed by such auditors.

      15. Review any Management decision to seek a second opinion from independent auditors other than the Company's regular outside auditors with respect to any significant accounting issue.

      16. Review with Management and the outside auditors the sufficiency and quality of the Corporate Audit Department staff and other financial and accounting personnel of the Company.

      17. Meet with the head of the Corporate Audit Department and the outside auditors lead partner on a regular basis and maintain direct lines of communication with the head of the Corporate Audit Department and the outside auditors.

      18. Review with the Company's counsel, material pending litigation, legal compliance matters or other any legal matter that could have a significant impact on the Company's financial statements.

      19. Prepare any Committee reports required by applicable securities laws or stock exchange listing requirements or rules to be included in any proxy statements, information statements or other documents.

      20. Review and reassess the adequacy of this Charter annually and recommend to the Board any changes the Committee deems appropriate.

      21. Perform any other activities consistent with this Charter, the Company's By-laws and governing law, as the Committee or the Board deems appropriate.

                                     Annex I

     Further restrictions and conditions on Audit Committee membership:

     (a) Employees. A director who is an employee (including non-employee executive officers) of the Company or any of its affiliates may not serve on the Committee until three years following the termination of his or her employment. In the event the employment relationship is with a former parent or predecessor of the Company, the director may serve on the Committee after three years following the termination of the relationship between the Company and the former parent or predecessor.

     (b) Business Relationship. A director (i) who is a partner, controlling shareholder or executive officer of an organization that has a business relationship with the Company or (ii) who has a direct business relationship with the Company (e.g., a consultant) may serve on the Committee only if the Board determines in its business judgment that the relationship does not interfere with the director's exercise of independent judgment. In making a determination regarding the independence of a director, the Board should consider (among other things) the materiality of the relationship to the Company, to the director, and, if applicable, to the organization with which the director is affiliated.

     "Business relationships" can include commercial, industrial, banking, consulting, legal, accounting and other relationships. A director can have this relationship directly with the Company, or the director can be a partner, officer or employee of an organization that has such a relationship. The director may serve on the Committee without the Board's determination after three years following the termination of, as applicable, either (1) the relationship between the organization with which the director is affiliated and the Company, (2) the relationship between the director and his or her partnership status, shareholder interest or executive officer position, or (3) the direct business relationship between the director and the Company.

     (c) Cross-Compensation Committee Link. A director who is employed as an executive of another corporation where any of the Company's executives serve on that corporation's compensation committee may not serve on the Committee.

     (d) Immediate Family. A director who is an Immediate Family member of an individual who is an executive officer of the Company or any of its affiliates cannot serve on the Committee until three years following the termination of such employment relationship. See para. 303.02 of the NYSE Listed Company Manual for the definition of "Immediate Family."

                                       September 24, 2001


Dear Shareholder:

     You are cordially invited to join us at the 2001 Annual Meeting of Stockholders of Automatic Data Processing, Inc. This year's meeting will be held at the corporate offices of the Company at One ADP Boulevard, Roseland, New Jersey 07068, on Tuesday, November 13, 2001, starting at 10:00 a.m. I hope you will be able to attend. At the meeting we will (i) elect directors, (ii) approve the amendment to the Company's 2000 Key Employees' Stock Option Plan, (iii) approve the Company's 2001 Executive Incentive Compensation Plan and (iv) vote on the appointment of Deloitte & Touche LLP as independent auditors.

     It is important that your shares be voted whether or not you plan to be present at the meeting. You should specify your choices by marking the appropriate boxes on the proxy form on the reverse side, and date, sign and return your proxy form in the enclosed, postage-paid return envelope as promptly as possible. Alternatively, you may vote by phone or by the Internet, as described on the reverse side. If you date, sign and return your proxy form without specifying your choices, your shares will be voted in accordance with the recommendation of your directors.

     As in the past years, we will discuss the business of the Company and its subsidiaries during the meeting. I welcome your comments and suggestions, and we will provide time during the meeting for questions from shareholders. I am looking forward to seeing you at the meeting.


                                       Sincerely,


                                       /s/ Arthur F. Weinbach
                                       ----------------------
                                       Arthur F. Weinbach
                                       Chairman and Chief Executive Officer



--------------------------------------------------------------------------------

                                     [ADP logo]

                                       Proxy

             This proxy is solicited on behalf of the Board of Directors

Properly executed proxies received by the day before the cut-off date or the meeting date will be voted as marked and, if not marked, will be voted FOR the election of the nominees listed in the accompanying Proxy Statement and FOR proposals (2), (3) and (4) on the reverse side.

The undersigned hereby appoints Arthur F. Weinbach and Gary C. Butler, and each of them, attorneys and proxies with full power of substitution, in the name, place and stead of the undersigned, to vote as proxy at the 2001 Annual Meeting of Stockholders of Automatic Data Processing, Inc. to be held at the corporate offices of the Company, ONE ADP BOULEVARD, ROSELAND, NEW JERSEY 07068, on Tuesday, November 13, 2001 at 10:00 a.m., or at any adjournment or adjournments thereof, according to the number of votes that the undersigned would be entitled to cast if personally present.

Either of said attorneys and proxies or substitutes, who shall be present at such meeting or at any adjournment or adjournments thereof, shall have all the powers granted to such attorneys and proxies.

Please date, sign and mail the proxy promptly in the self-addressed return envelope which requires no postage if mailed in the United States. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, both owners should sign. Alternatively, you may vote by phone or by the Internet, as described in the instructions on the reverse side.

[ADP logo]                            VOTE BY INTERNET - www.proxyvote.com
                                      Use the Internet to transmit your voting
AUTOMATIC DATA PROCESSING, INC.       instructions and for electronic delivery
PROXY SERVICES                        of information up until 11:59 P.M. Eastern
P.O. BOX 9112                         Time the day before the cut-off date or
FARMINGDALE, NY  11735                meeting date. Have your proxy card in hand
                                      when you access the web site. You will be prompted to enter your 12-digit Control
                                      Number which is located below to obtain
                                      your records and to create an electronic voting instruction form.

                                      VOTE BY PHONE - 1-800-690-6903
                                      Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

                                      VOTE BY MAIL
                                      Mark, sign, and date your proxy card and
                                      return it in the postage-paid envelope we
                                      have provided or return it to Automatic
                                      Data Processing, Inc. c/o ADP, 51 Mercedes
                                      Way, Edgewood, NY 11717. All proxy cards
IMPORTANT NOTICE REGARDING DELIVERY   must be received by the day before the
   OF SECURITY HOLDER DOCUMENTS       cut-off date or the meeting date.

--------------------------------------------------------------------------------


             THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AUTOMATIC DATA PROCESSING, INC.

 The Board of Directors recommends a vote
 FOR the proposals regarding:



 (1) Election of Directors
     Nominees:                                          For  Withhold  For All  To withhold authority to vote, mark "For All Except"
     01) Gregory D. Brenneman    07) Harvey M. Krueger  All    All     Except   and write the nominee's number on the line below.
     02) Gary C. Butler          08) Frederic V. Malek
     03) Joseph A. Califano, Jr. 09) Henry Taub         [ ]    [ ]       [ ]    ----------------------------------------------------
     04) Leon G. Cooperman       10) Laurence A. Tisch
     05) George H. Heilmeier     11) Arthur F. Weinbach
     06) Ann Dibble Jordan       12) Josh S. Weston



                                                                                         For       Against     Abstain

 (2) Approval of the amendment to the Company's 2000 Key Employees' Stock Option Plan    [ ]         [ ]         [ ]

 (3) Approval of the Company's 2001 Executive Incentive Compensation Plan                [ ]         [ ]         [ ]

 (4) Appointment of Deloitte & Touche LLP                                                [ ]         [ ]         [ ]

 (5) Upon any and all other matters which may properly come before the meeting or any adjournment thereof.


        If you do not wish to participate in the householding
        program as described in the Proxy Statement, please         [ ]
        check the box to the right.

Please sign below exactly as the name(s) appear on your stock certificate (as indicated hereon). If the shares are issued in the names of two or more persons, all such persons must sign the proxy.


----------------------------------  -------     -----------------------   ------
Signature [PLEASE SIGN WITHIN BOX]  Date        Signature (Joint Owners)  Date